SECURITIES EXCHANGE AGREEMENT

This SECURITIES EXCHANGE AGREEMENT (the “Agreement”) is entered into as of February 14, 2011 by and among SOONER HOLDINGS, INC., an Oklahoma corporation (“Sooner Holdings”); certain shareholders of Sooner Holdings who have executed this Agreement on the signature page hereto (the “Sooner Holdings Shareholders”); CHINESE WEITUO TECHNICAL LIMITED, an international business company organized under the laws of the British Virgin Islands (the “Company”); and the shareholders of the Company who have executed this Agreement on the signature page hereto (the “Company Shareholders”); and with respect to the following facts:

A.           Company is a holding company which owns through various subsidiaries an operating company that designs, manufactures and sells PU leather for the shoe manufacturing industry in the People’s Republic of China (“PRC”), and manufacture flip-flops and slippers for sale in the PRC and abroad.

B.           Sooner Holdings is a company whose shares of Common Stock are registered with the Securities and Exchange Commission (“SEC”) and has ceased active business operations and is currently seeking merger opportunities or business combinations.

C.           Sooner Holdings Shareholders own in the aggregate 9,133,443 shares of Common Stock of Sooner Holdings, representing approximately 62.42% of the issued and outstanding capital stock,    will benefit from the transactions contemplated herein, and are parties to this Agreement for the purpose of making certain representations, warranties, covenants and agreements.

D.           The Company Shareholders own all of the capital stock of the Company.  The Company Shareholders desire to transfer and contribute all of their capital stock of the Company to Sooner Holdings and Sooner Holdings desires to acquire all of the equity ownership of the Company from the Company Shareholders in exchange for shares of Sooner Holdings Series A Preferred Stock from Sooner Holdings on the terms and conditions set forth herein.

E.           As a result of the transactions contemplated herein, it is the intent of parties that the Company Shareholders will own, in the aggregate, 96.0% of the outstanding shares of Common Stock of Sooner Holdings subsequent to the Reverse Split (as defined below).

F.           Further, it is the intent of the parties that the transaction contemplated herein will occur in a tax free manner pursuant to Section 351 of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, representations and promises set forth herein, the parties agree as follows:

ARTICLE 1
Securities Exchange

1.1          Agreement to Exchange Securities.

(a)           Exchange Involving the Company.  Subject to the terms and upon the conditions set forth herein, each Company Shareholder agrees to assign, transfer and deliver to Sooner Holdings, and Sooner Holdings agrees to acquire from each Company Shareholder, at the Closing, all of the shares of capital stock of the Company, consisting of ordinary shares of capital stock, par value $1.00 per share (the “Company Shares”) owned by the respective Company Shareholder as indicated on the signature page, in exchange for the issuance by Sooner Holdings of an aggregate of 19,200 shares of Series A Preferred Stock, $0.001 par value, of Sooner Holdings (the “Sooner Holdings Series A Preferred Stock”).

(b)           Allocation.  19,000 shares of Sooner Holdings Series A Preferred Stock to be delivered to each Company Shareholder by Sooner Holdings is set forth in Exhibit A.

1.2          Issuance of Additional of Shares of Sooner Holdings Common Stock.  Notwithstanding Section 1.1, in the event that the Company’s net income is less than $5.5 million (“Income Minimum”) as determined in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) and set forth in the Company’s audited financial statements for the year ended December 31, 2010, then Sooner Shareholders will issue additional shares of Common Stock in the collective amount of 113,637 shares to the Sooner Holdings Shareholders (“Make Good Provision”).   Sooner Holdings will make this determination under Section 1.2 within 10 business days after completion of the audit of the Company.  Sooner Holdings will issue the shares of Common Stock in the amounts set forth in this Section 1.2 the Sooner Holdings Shareholder.

1.3          Closing.  The closing (“Closing”) of the exchange of the Company Shares and the Sooner Holdings Common Stock shall take place at the offices of Bullivant Houser Bailey, located at 1415 L Street, Suite 1000, Sacramento, California, at such time and date as may be agreed to by the Company and Sooner Holdings, which shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Articles 6 and 7, or at such other time, date and location as the parties hereto may agree in writing (“Closing Date”).

At Closing, (i) all of the issued and outstanding shares of the Company shall be held by Sooner Holdings, (ii) there shall be 14,632,553 shares of Sooner Holdings Common Stock issued and outstanding, of which 9,133,443  and 5,499,110 shares of Sooner Holdings Common Stock shall be owned by the Sooner Holdings Shareholders and holder of Sooner Holdings public float, respectively and (iii) there shall be 19,200 shares of Series A Preferred stock issued and outstanding to the Company Shareholders.  Upon consummation of the transaction contemplated herein and without taking into effect the Make Good Provision, (i) Company Shareholders will own in the aggregate 96% and (ii) the Sooner Holdings Shareholders and holders of Sooner Holdings public float will own in the aggregate 4% of the outstanding shares of Sooner Holdings Common Stock subsequent to the Reverse Split

1.4          Instruments of Transfer.

(a)           Company Shares.  Each Company Shareholder shall deliver to Sooner Holdings on the Closing Date certificates for the Company Shares owned by the Company Shareholder, or an equivalent document evidencing ownership of the Company Shares (“Company Certificates”), along with duly executed stock powers of such Company Certificates, in order to effectively vest in Sooner Holdings all right, title and interest in and to the Company Shares owned by the Company Shareholder. The Company shall record and cause to be recorded the transfer of the Company shares on its transfer books.  From time to time after the Closing Date, and without further consideration, the Company Shareholders will execute and deliver such other instruments of transfer and take such other actions as Sooner Holdings may reasonably request in order to effectively transfer to Sooner Holdings the Company Shares intended to be transferred hereunder.

(b)           Sooner Holdings Series A Preferred Stock.  Sooner Holdings shall deliver to the Company Shareholders on the Closing Date original certificates evidencing the Sooner Holdings Series A Preferred Stock, and in form and substance satisfactory to the Company Shareholders, in order to effectively vest in each Company Shareholder its respective right, title and interest in the Series A Preferred Stock. From time to time after the Closing Date, and without further consideration, Sooner Holdings will execute and deliver such other instruments and take such other actions as the Company Shareholders may reasonably request in order to more effectively issue to them the Sooner Holdings Series A Preferred Stock.

1.5          Restricted Securities.  The Sooner Holdings Series A Preferred Stock and Sooner Holdings Common Stock, if required, shall be issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), and shall accordingly bear a restrictive legend subject to existing law, as more fully described in Section 4.3 hereof.

ARTICLE 2
Representations and Warranties of Sooner Holdings
and Sooner Holding Shareholders

Sooner Holdings and the Sooner Holding Shareholders, each hereby represents and warrants to the Company that the statements contained in this Article 2 are true and correct, except as disclosed in the disclosure schedule attached hereto as Exhibit B (the “Sooner Holdings Disclosure Schedule”), which is divided into sections that correspond to the sections of this Article 2 (with the disclosures in any such section of the Sooner Holdings Disclosure Schedule qualifying both the corresponding representations and warranties of this Article 2 and any other representations and warranties of this Article 2 to which such disclosure would reasonably relate).

2.1          Corporate Organization; Qualification.

(a)           Sooner Holdings, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Oklahoma with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, and is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company taken as whole.  “Material Adverse Effect” with respect to a party shall mean a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of the party taken as a whole, provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction or (ii) changes in generally accepted accounting principles.

(b)           Sooner Holdings does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

2.2          Capitalization.  The authorized capital of Sooner Holdings consists of 110,000,000 shares of which 100,000,000 are designated Common Stock, $0.001 par value, and 10,000,000 are undesignated shares, $0.001 par value.  As of the date of this Agreement, there are 14,632,553 shares of Common Stock outstanding and no undesignated shares are issued and outstanding.  All issued and outstanding shares of Sooner Holdings Common Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of preemptive rights, other restrictions or any securities statute or regulation. Other than as contemplated by this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Sooner Holdings is a party, or by which either is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Sooner Holdings, including any right of conversion or exchange or buy-back under any security or other instrument.  There are no registration rights concerning Sooner Holdings capital stock.

2.3          Authorization.  Sooner Holdings has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Sooner Holdings and is the valid and binding legal obligation of Sooner Holdings enforceable against Sooner Holdings in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally. The execution and delivery of this Agreement and the related documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Sooner Holdings, and no other corporate or shareholder proceedings on the part of Sooner Holdings are necessary to authorize the transactions contemplated hereby and thereby.

2.4          Non-Contravention.  Except as set forth in the Sooner Holdings Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein will:

(a)           violate, contravene or be in conflict with any provision of the Certificate of Incorporation and Bylaws of Sooner Holdings, as amended and currently in effect;

(b)           be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Sooner Holdings is a party or by which Sooner Holdings or any of Sooner Holdings’ properties or assets is or may be bound;

(c)           result in the creation or imposition of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever (“Encumbrances”) upon any property or assets of Sooner Holdings under any debt, obligation, contract, agreement or commitment to which Sooner Holdings is a party or by which Sooner Holdings or any its assets or properties are bound; or

(d)           materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a “Law” and collectively as “Laws”) of any foreign, federal, provincial, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an “Authority” and collectively as “Authorities”).

2.5          Consents and Approvals.  Except as set forth in Sooner Holdings Disclosure Schedule or those received or to be received by Sooner Holdings prior to the Closing, with respect to Sooner Holdings, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (“Consent”) any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by Sooner Holdings or the consummation by Sooner Holdings any of the transactions contemplated herein.

2.6           No Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sooner Holdings.

2.7           Compliance.  Sooner Holdings has complied with and are not in violation of any Law or requirements of any Authority with respect to the conduct of their business, or the ownership or operation of their business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Sooner Holdings taken as a whole. To the knowledge of Sooner Holdings, the businesses and activities of Sooner Holdings have not been and are not being conducted in violation of any Law or requirements of any Authority. Sooner Holdings is not in default or violation of any term, condition or provision of any applicable charter documents or contracts.  Except as set forth in Sooner Holdings Disclosure Schedule, no written notice of non-compliance with any Law or Authority relating to or with respect to the business of Sooner Holdings has been received by Sooner Holdings (and Sooner Holdings has no knowledge of any such or notice delivered to any other person or entity). To the knowledge of Sooner Holdings, Sooner Holdings is not in violation of any material term of any contract or covenant relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation.

2.8           SEC Filings; Financial Statements.  All statements, reports, schedules, forms and other documents required to have been filed by Sooner Holdings with the SEC (“SEC Reports”) have been so filed and on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (“Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Sooner Holdings has a class of securities registered under the Exchange Act.   Sooner Holdings has provided to the Company a correct and complete copy of the audited financial statements (including, in each case, any related notes thereto), on a consolidated basis, for the fiscal years ended September 30, 2010, 2009 and 2008, and for the three months ended December 31, 2010, prepared in accordance with the published rules and regulations of any applicable governmental entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and audited for the fiscal years in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) by an independent accountant registered with PCAOB.  Such financial statements fairly present in all material respects the financial position of Sooner Holdings, on a consolidated basis, at the respective dates thereof and the results of its operations and cash flows for the periods indicated. The audited and the interim unaudited financial statements described in this Section 2.8 are collectively referred to herein as the “U.S. GAAP Financial Statements”.

2.9           Assets and Liabilities.    The assets and liabilities of Sooner Holdings are all as set forth in the U.S. GAAP Financial Statements and there are no other assets or liabilities of Sooner Holdings that should have been disclosed in such U.S. GAAP Financial Statements.  Since Sooner Holdings filing of its Form 10-Q for the quarter ended December 31, 2010, Sooner Holdings has not acquired any assets or incurred any liability except in the ordinary course of business.  Sooner Holdings will take all steps to reduce its total liabilities to less than $100 at the Closing Date.

2.10        Books and Records.  The books of account, minute books, stock record books, and other material records of Sooner Holdings, all of which have been made available to the Company, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of Sooner Holdings contain accurate and complete records of all formal meetings held, and corporate action taken by, the members, shareholders, the managers and committees of the managers of Sooner Holdings.  At the Closing, all of those books and records will be in the possession of the Company.

2.11        Intercompany And Affiliate Transactions; Insider Interests.  Except as expressly identified in the Sooner Holdings Disclosure Schedule, since December 31, 2010, there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between Sooner Holdings, on the one hand, and any director, officer, employee, stockholder, or affiliate of Sooner Holdings, on the other hand.  All intercompany and affiliate transactions occurring prior to December 31, 2010 have been previously disclosed in the SEC Reports.

2.12      Market Quotation.  The Sooner Holdings Common Stock is quoted on the NASD Over-The-Counter Electronic Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to Sooner Holdings’ knowledge, threatened against Sooner Holdings by FINRA with respect to any intention by such entities to prohibit or terminate the quotation of Sooner Holdings Common Stock on the OTC BB.

2.13        Absence of Certain Changes or Events.  Except as set forth in Sooner Disclosure Schedule, and except for the transactions contemplated under this Agreement, since December 31, 2010 there has not been, with respect to Sooner Holdings: (i) any Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, securities or property) in respect of, any of equity securities, or any purchase, redemption or other acquisition of any of equity securities or any options, warrants, calls or rights to acquire any equity securities or other securities, (iii) any split, combination or reclassification of any equity securities, (iv) any granting of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting of any increase in severance or termination pay or any entry into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction of the nature contemplated hereby, (v) entry into any licensing or other agreement with regard to the acquisition or disposition of any intellectual property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed with respect to any governmental entity or Authority, (vi) any material change in its accounting methods, principles or practices, (vii) any change in the auditing firm of the Company, (vii) any issuance of securities, or (viii) any revaluation of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets other than in the ordinary course of business.

2.14        Litigation.  Except as set forth in the Sooner Holdings Disclosure Schedule, there are no claims, suits, actions or proceedings pending, or to the knowledge of Sooner Holdings, threatened against Sooner Holdings, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Sooner Holdings or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions discussed herein.

2.15        Employee Benefit Plans.  Sooner Holdings has no employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Sooner Holdings or any employment or consulting agreement with any stockholder, officer, director, employee or consultant of Sooner Holdings.

2.16        Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon Sooner Holdings or to which Sooner Holdings is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Sooner Holdings, or the conduct of business by Sooner Holdings as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Sooner Holdings.

2.17        Governmental Actions/Filings; Approvals.  Except as set forth in the Company Disclosure Schedule, the Company holds, has made and/or obtained all Governmental Actions/Filings and Approvals  necessary for the conduct by the Company of its business (as presently conducted and to be conducted following the Closing), except with respect to any Governmental Actions/Filings and Approvals the failure of which to hold or make would not reasonably be likely to have a Material Adverse Effect on the Company. For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.18        Taxes.

(a)         For purposes of this Agreement, “Tax” or “Taxes” refers to any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts.

(b)         To the knowledge of Sooner Holdings:

(i)           Sooner Holdings and its former subsidiaries have timely filed all the returns, estimates, information statements and reports relating to Taxes required to be filed with any Tax Authority prior to the date hereof. All such filings are true, correct and complete in all material respects. Sooner Holdings and its subsidiaries have paid all Taxes shown to be due on such filings.

(ii)          All Taxes that Sooner Holdings and its former subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Authority to the extent due and payable.

(iii)         No audit or other examination of any Tax return filed by Sooner Holdings or any former subsidiaries by any Tax Authority is presently in progress, nor has Sooner Holdings or any of its former subsidiaries been notified of any request for such an audit or other examination.

(iv)         Sooner Holdings and its former subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on Sooner Holdings’ balance sheets included in the U.S. GAAP Financial Statements for the most recent fiscal year, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with operation of Sooner Holding’s business.

2.19      Agreements. Except as set forth in the Sooner Holdings Disclosure Schedule, Sooner Holdings is not a party to any agreement, whether written or verbal, that results in the creation or continuation of any contractual obligations.

ARTICLE 3
Representations and Warranties of the Company

The Company represents and warrants to Sooner Holdings and the Sooner Holdings Shareholders, that the statements contained in the Article 3 are true and correct, except as disclosed in the disclosure schedule attached hereto as Exhibit C (the “Company Disclosure Schedule”), which are divided into sections that correspond to the sections of this Article 3 (with the disclosures in any such section of the Company Disclosure Schedule qualifying both the corresponding representations and warranties of this Article 3 and any other representations and warranties of this Article 3 to which such disclosure would reasonably relate).

3.1          Corporate Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of British Virgin Islands.  The Company  has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which it is required to be duly qualified and in good standing.

3.2          Authorization.  The Company has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Company has taken all action required by law, its articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors’ rights generally.

3.3          Capitalization.  The authorized capital of the Company consists of 50,000 shares of one class with a $1.00 par value each.  As of the date of this Agreement, there are 1,000 shares outstanding.  All issued and outstanding shares of the Company shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of preemptive rights, other restrictions or any securities statute or regulation. Other than as contemplated by this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which the Company is a party, or by which either is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of the Company, including any right of conversion or exchange or buy-back under any security or other instrument.  There are no registration rights concerning the Company capital stock.

3.4          Non-Contravention.  Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

(a)           violate any provision of the Charter documents or Bylaws of the Company;

(b)           be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company is a party or by which the Company or any of their respective properties or assets is or may be bound;

(c)           result in the creation or imposition of any encumbrance upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company or any of its respective assets or properties is or may be bound; or

(d)           violate any Law of any Authority.

3.5          Consents and Approvals.  No consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by the Company of this Agreement, or the consummation of the transactions contemplated herein.

ARTICLE 4
Separate Representations and Warranties of the Company Shareholders

Each Company Shareholder, severally and jointly, represents, warrants and covenants to and with Sooner Holdings with respect to such shareholder that the statements contained in this Article 4 are true and correct.

4.1          Power and Authority.  The Company Shareholder has all requisite power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered by such shareholder in connection herewith.  All action on the part of the Company Shareholder necessary for the authorization, execution, delivery and performance of the Agreement by the Company Shareholder has been taken and no further authorization on the part of the Company Shareholder is required to consummate the transactions provided for in this Agreement.  When executed and delivered by the Company Shareholder, this Agreement shall constitute the valid and legally binding obligation of the Company Shareholder enforceable in accordance with their respective terms, subject to bankruptcy, moratorium, principles of equity, and other limitations limiting the rights of creditors generally.

4.2          Ownership of and Title to Securities.  The number of shares reflected on the Company Shareholder signature page accurately and completely sets forth all of the Company Shares owned by such Company Shareholder as of the date hereof. The Company Shareholder has good and marketable title to the Company Shares which such shareholder owns, free and clear of all pledges, security interests, mortgages, liens, claims, charges, restrictions or encumbrances, except for any restrictions imposed by federal or state securities laws.

4.3          Investment and Related Representations.

(a)           Securities Laws Compliance.  The Company Shareholder is aware that the offer or sale of the shares of Sooner Holdings Series A Preferred Stock to the Company Shareholder has not been registered under the Securities Act, or under any state securities law. The Company Shareholder understands that the shares of Sooner Holdings Series A Preferred Stock will be characterized as “restricted securities” under US federal securities laws and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Company Shareholder agrees that the Company Shareholder will not sell all or any portion of the shares of Sooner Holdings Series A Preferred Stock except pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The Company Shareholder understands that each certificate for the shares of Sooner Holdings Series A Preferred Stock issued to the Company Shareholder or to any subsequent transferee shall be stamped or otherwise imprinted with the legend set forth below summarizing the restrictions described in this Section 4.3 and that Sooner Holdings shall refuse to transfer the Sooner Holdings Series A Preferred Stock except in accordance with such restrictions:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SHARES, UNLESS AN EXEMPTION IS AVAILABLE FROM REGISTRATION UNDER THE SECURITIES ACT.

(b)           Investment Representation.  This Agreement is made with Sooner Holdings in reliance upon the Company Shareholder’s representation, that the shares of Sooner Holdings Series A Preferred Stock to be received by the Company Shareholders are being acquired pursuant to this Agreement for investment and not with a view to the public resale or distribution thereof, except pursuant to an effective registration statement or exemption under the Securities Act.

(c)           No Public Solicitation.  The Company Shareholder is acquiring the shares of Sooner Holdings Series A Preferred Stock after private negotiation and has not been attracted to the acquisition of the shares of Sooner Holdings Series A Preferred Stock by any press release, advertising or publication.

(d)           Access to Information.  The Company Shareholder acknowledges having received and reviewed the reports filed by Sooner Holdings with the SEC and acknowledges that any information contained therein is deemed disclosed by Sooner Holdings for purposes of the Sooner Holdings Disclosure Schedule as well as any other disclosures required hereunder.

(e)           Investor Solicitation and Ability to Bear Risk to Loss.  The Company Shareholder, if a corporation or a partnership, has not been organized for the purpose of acquiring the Sooner Holdings Series A Preferred Stock. The Company Shareholder acknowledges that it is able to protect its interests in connection with the acquisition of the Sooner Holdings Series A Preferred Stock and can bear the economic risk of investment in such securities without producing a material adverse change in the Company Shareholder’s financial condition. The Company Shareholder otherwise has such knowledge and experience in financial or business matters that the Company Shareholder is capable of evaluating the merits and risks of the investment in the Sooner Holdings Series A Preferred Stock.

(f)           Investor Status.  The Company Shareholder either (i) is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act, or (ii) is not a U.S. Person (as defined in Regulation S promulgated under the Securities Act), is not an affiliate of Sooner Holdings, and at the time of the origination of contact concerning this share exchange and at the date of execution and delivery of this Agreement was not within the United States, its territories and possessions.

ARTICLE 5
Covenants of the Parties

5.1          Full Access.  Through the period prior to the Closing, each party will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing party. Each party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing party.

5.2          Confidentiality.  Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein (“Information”)in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible, or permit the disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party’s counsel, by other requirements of Law; provided, however, that prior to any disclosure of any Information permitted hereunder, the disclosing party will first seek to obtain the recipients’ undertaking to comply with the provisions of this Section with respect to such information. The term “Information” as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto without breach of any other confidentiality agreement; (ii) to be generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party without breach of any confidentiality agreement; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

5.3          Further Assurances; Cooperation; Notification.

(a)           Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of Sooner Holdings and without further consideration, the Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Sooner Holdings may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

(b)           At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the covenants specified in this Article 5.

5.4          Satisfaction of Conditions Precedent.  Each party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

5.5          Resignation of Officers And Directors.  At Closing, R. C. Cunningham III, as director, and the officers in office immediately before the Closing shall submit their written resignations as director and officers effective as of the Closing.  Prior to resignation, the board of directors of Sooner Holdings shall appoint Mr. Ang Kang Han as Chairman of the board of directors of Sooner Holdings, and Mr. Ang Kang Han  as president of, Mr. Huang Jin Bei as vice president and chief financial officer of, Ms. Wu Li Cong as Chief Operating Officer and Mr. Wu Hong Wei as secretary of Sooner Holdings.

ARTICLE 6
Conditions to the Obligations of Sooner Holdings and the Sooner Holdings Shareholders

Notwithstanding any other provision of this Agreement to the contrary, the obligation of Sooner Holdings and the Sooner Holdings Shareholders to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by Sooner Holdings and by all the Sooner Holdings Shareholders, of each of the following conditions:

6.1          Representations and Warranties True.  The representations and warranties of the Company and the Company Shareholders contained in this Agreement, including without limitation in the Company Disclosure Schedule delivered to Sooner Holdings as Exhibit C, will be true, complete and accurate in all material respects as of the date when made and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

6.2          Performance.  The Company and the Company Shareholders will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company and the Company Shareholders on or prior to the Closing.

6.3          Required Approvals and Consents.

(a)           All action required by law and otherwise to be taken by the members of the board of directors of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b)           All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Sooner Holdings will have received copies thereof.

(c)           Sooner Holdings will have received a certificate of good standing of the Company from the British Virgin Islands, or an equivalent document, as of the most recent practicable date.

6.4          No Proceeding or Litigation.  No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Sooner Holdings, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company’s business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

6.5          Legislation.  No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction including any pre-approval requirement for foreign listings.

6.6          Appropriate Documentation.  Sooner Holdings will have received, in a form and substance reasonably satisfactory to Sooner Holdings, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as Sooner Holdings may reasonably request.

ARTICLE 7
Conditions to Obligations of the Company and the Company Shareholders

Notwithstanding anything in this Agreement to the contrary, the obligations of the Company and Company Shareholders to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by all the Company Shareholders, of each of the following conditions:

7.1          Representations and Warranties True. The representations and warranties of Sooner Holdings and the Sooner Holdings Shareholders and contained in this Agreement including without limitation in the Sooner Holdings Disclosure Schedule delivered to the Company Shareholders as Exhibit B will be true, complete and accurate in all material respects as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

7.2          Performance.  Sooner Holdings and the Sooner Holdings Shareholders will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Sooner Holdings or the Sooner Holdings Shareholders at or prior to the Closing.

7.3          Required Approvals and Consents.

(a)           All action required by law and otherwise to be taken by the directors and shareholders of the Sooner Holdings to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b)           All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Company will have received copies thereof.

7.4          Agreements and Documents.  The Company will have received the following agreements and documents, each of which will be in full force and effect:

(a)           a certificate executed on behalf of Sooner Holdings by its Chief Executive Officer confirming that the conditions set forth in Sections 7.1, 7.2, and 7.3 have been duly satisfied;

(b)          resolutions of the board of directors of Sooner Holdings, certified by the secretary of Sooner Holdings, approving the transactions contemplated by this Agreement, including the issuance of the Sooner Holdings Series A Preferred Stock and the matters referred to in Section 7.3 of this Agreement;

(c)           certificates representing the Sooner Holdings Series A Preferred Stock registered in the names of the Company Shareholders in accordance with Section 1.1;  and

(d)           a certificate of good standing of Sooner Holdings from the State of Oklahoma and any other states where Sooner Holdings is qualified to do business, as of the most recent practicable date;

7.5          Legislation.  No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

7.6          Appropriate Documentation.  The Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 7 as the Company may reasonably request.

7.7          Reduction in Liabilities.  As of the Closing Date, the amount of Sooner Holdings’ outstanding liabilities will not exceed $100.

ARTICLE 8
Post Closing Covenants

8.1          Reverse Split.  Subsequent to Closing, the new management of Sooner Holding will effect a 1-for-18.29069125 reverse stock split of our outstanding shares of common stock (the “Reverse Split”).  Immediately subsequent to the Reverse Split, all of the issued and outstanding shares of Series A Preferred Stock shall automatically be converted into 19,200,000 shares of Sooner Holdings Common Stock (“Converted Common Shares”) in accordance with the Certificate of Designation of the Series A Convertible Preferred Stock.

8.2          Schedule 14f-1 with SEC.  Sooner Holdings shall cause to be filed a Schedule 14f-1 with the SEC regarding the appointments of Mr. Huang Jin Bei and Mr. Wu Hong Wei to the Sooner Holdings board of directors.  Upon the effective date of their appointment, Mr. R. C. Cunningham II shall resign from the Sooner Holdings board of directors.

ARTICLE 9
Termination and Abandonment

9.1          Termination by Mutual Consent.  This Agreement may be terminated at any time prior to the Closing by the written consent of the Company and Sooner Holdings.

9.2          Termination by either the Company or Sooner Holdings.  This Agreement may be terminated by either the Company or Sooner Holdings if the Closing is not consummated by February 14, 2011 (provided that the right to terminate this Agreement under this Section 9.2 will not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date).  This Agreement may be terminated by the Company for a material breach of any representation, warranty, or covenant of Sooner Holdings or any Sooner Holdings Shareholder or the failure of any of the Company’s conditions to closing to be satisfied. This Agreement may be terminated by Sooner Holdings for a material breach of any representation, warranty, or covenant of the Company or any Company Shareholder or the failure of any of Sooner Holdings’ conditions to Closing to be satisfied.

9.3          Procedure and Effect of Termination.  In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Company or Sooner Holdings pursuant to this Article 9, written notice thereof will be given to all other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto.  If this Agreement is terminated as provided herein:

(a)           Each of the parties will, upon request, redeliver all documents and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b)           No party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof; and

(c)           All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

ARTICLE 10
Miscellaneous Provisions

10.1        Survival of Representations, Warranties and Covenants.  All of the representations, warranties and covenants in this Agreement shall survive the Closing.

10.2        Expenses.  Except as set forth in the following sentence, Sooner Holdings, the Sooner Holdings Shareholders, the Company, and the Company Shareholders will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

10.3        Amendment and Modification.  This Agreement may be amended or modified only by the Sooner Holdings, the Sooner Holdings Shareholders, and the Company Shareholders.  All such amendments and modifications to this Agreement must be in writing duly executed by all of the parties hereto.

10.4        Waiver of Compliance; Consents.  Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by Sooner Holdings and the Sooner Holdings Shareholders, on the one hand, and the Company and the Company Shareholders, on the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder.  Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

10.5        Indemnification Obligations in favor of Sooner Holdings.  From and after the Closing Date, the Sooner Holdings Shareholder shall reimburse, indemnify and hold harmless Sooner Holdings, the Company, and the Company Shareholders, and the executive officers, directors, and employees of Sooner Holdings and the Company in office after the Closing (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Company Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any Company Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Indemnified Party, in respect of any breach of any representation, warranty, covenant, or other agreement made by Sooner Holdings or a Sooner Holdings Shareholder.

10.6        Third Party Beneficiaries. Nothing in this Agreement will entitle any person or entity other than a party hereto and his, her or its respective successors and assigns permitted hereby to rely upon any of the representations or warranties contained herein or to any claim, cause of action, remedy or right of any kind.

10.7        Notices.  All notices, requests, demands and other communications required or permitted hereunder prior to the Closing will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; or (ii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as a party will furnish to the other parties hereto in writing in accordance with this subsection.

If to the Company and the Company Shareholders:

3901#, 39/F Office Tower A Beijing Fortune Plaza
7 Dongsanhuan Zhong Road
Chaoyang District
Beijing 100020, PRC
Tel:     (86)10-65308899
Fax:    (86)10-65308800

or to such other person or address as the Company will furnish to the other parties hereto in writing in accordance with this subsection.

If to the Sooner Holdings and the Sooner Holdings Shareholders:

Sooner Holdings, Inc.
127 Northwest 62nd Street, Suite A
Oklahoma City, OK  73118

or to such other person or address as Sooner Holdings will furnish to the other parties hereto in writing in accordance with this subsection.

10.8        Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

10.9        Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, including facsimile transmissions, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.10      Headings.  The headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

10.11      Entire Agreement.  This Agreement, the Disclosure Schedules and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedules or any such exhibit or other writing are part of this Agreement, together they embody the entire Agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this “Agreement” or the “Agreement.”  There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement.  Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement, provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

10.12      Remedies and Injunctive Relief.  It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants in Articles 6 and 8 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Article 6 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

10.13      Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the California without regard to principles of conflicts of law. Each of the parties consents to the exclusive jurisdiction of the federal courts whose districts encompass any part of the Northern District of California or the state courts of the State of California sitting in the County and City of San Francisco in connection with any dispute arising under this Agreement or any of the other Transaction Agreements and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SOONER HOLDINGS, INC.		CHINESE WEITUO TECHNICAL LIMITED

By:	/s/ R.C. Cunningham II	By:	/s/ Ang Kang Han
R.C. Cunningham II, President		Ang Kang Han

Company Signature Page to Securities Exchange Agreement

SOONER HOLDINGS SHAREHOLDERS

R.C. CUNNINGHAM II	R.C. CUNNINGHAM III

/s/ R.C. CUNNINGHAM II	/s/ R.C. CUNNINGHAM III

Sooner Holdings Shareholders Signature Page to Securities Exchange Agreement

CHINESE WEITUO TECHNICAL LIMITED SHAREHOLDERS

CHINA CHANGESHENG INVESTMENT LIMITED		CHINA LONGSHAN INVESTMENT LIMITED

By:	/s/ Tsoi Sau Lun	By:	/s/ Sau Lun

Title:	Director	Title:	Director

815 Shares Owned		50 Shares Owned
HIGH-REPUTATION ASSETS MANAGEMENT LONGSHAN LIMITED		JOINT RISE INVESTMENT LIMITED

By:	/s/ Li Ling	By:	/s/ Lee Hon Wah

Title:	Director	Title:	Director

50 Shares Owned		45 Shares Owned

W-LINK INVESTMENT LIMITED

By:	/s/ Li Chung Ying Peter

Title:	Director

40 Shares Owned
Company Shareholders Signature Page to Securities Exchange Agreement

 Exhibit A

Allocation of Sooner Holdings Series A Preferred

Name	Total Number of Shares of Sooner Holdings Series A Preferred

China Changsheng Investment Limited	15,648

China Longshan Investment Limited	960

High -Reputation Assets Management Longshan Limited	960

Joint Rise Investment Limited	864

W-Link Investment Limited	768

Total	19,200

 Exhibit B

Sooner Holdings Disclosure Schedule
None

Exhibit C

Company Disclosure Schedule
None